EXHIBIT 10.1
SAEXPLORATION HOLDINGS, INC.
Amended and Restated 2016 Long-Term Incentive Plan
(As Adopted May 4, 2017)

ARTICLE 1 INTRODUCTION AND HISTORY.

The Plan was adopted by the Board on May 4, 2017, subject to approval by the Company’s stockholders, to be effective immediately upon the effectiveness of such stockholder approval.

On August 13, 2013, the Board approved and adopted, subject to effectiveness, the 2013 Non-Employee Director Plan. Approval of the 2013 Non-Employee Director Plan was achieved by written consent of the holders of 6,772,064 shares of the Company’s common stock (directly and through voting proxies), representing a majority of the shares entitled to vote, on August 19, 2013. Stockholder approval of the 2013 Non-Employee Director Plan became effective on November 1, 2013, after the filing of an Information Statement with respect to the 2013 Non-Employee Director Plan on Schedule 14C with the Securities and Exchange Commission (the “SEC”). Effective August 3, 2016, the Board approved, subject to approval of the Company’s stockholders, an amendment to the 2013 Non-Employee Director Plan to increase the number of shares available for issuance under the plan from 2,962 shares (which was 400,000 shares prior to the 135-for-1 reverse stock split of our common stock, which was effected on July 27, 2016), to 400,000. Approval of the amendment to the 2013 Non-Employee Director Plan was achieved by vote of the holders of 4,278,419 shares of our common stock (directly and through voting proxies), representing a majority of the shares entitled to vote, at our 2016 annual meeting of stockholders held on November 3, 2016.

On August 3, 2016, our Board of Directors approved and adopted, subject to effectiveness, the 2016 Long-Term Incentive Plan. On August 4, 2016, the Company received written consents from the holders of a majority of the shares of common stock outstanding approving and adopting, subject to effectiveness, the 2016 Long-Term Incentive Plan. The 2016 Long-Term Incentive Plan became effective on September 4, 2016, after the filing of an Information Statement with respect to the 2016 Long-Term Incentive Plan on Schedule 14C with the SEC.

The Plan combines and replaces the Original Plans and continues to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Employees and Non-Employee Directors to focus on long-range objectives, (b) encouraging the attraction and retention of Employees and Non-Employee Directors with exceptional qualifications, and (c) linking Employees and Non-Employee Directors directly to stockholder interests through increased stock ownership. The only Common Shares subject to the Plan are those Common Shares currently subject to the Original Plans; no additional shares will be issued under or be subject to the Plan. The Plan provides the Company with increased flexibility to grant different types and specific terms of equity awards to Employees in the form of Restricted Shares, Stock Units, Options (which may be ISOs or NSOs), Performance Cash Awards and SARs and to Non-Employee Directors in the form of Restricted Shares and NSO Options.

The Awards granted under the Original Plans shall continue to be administered under the Original Plans until such time as those Awards are exercised, expire or become unexercisable for any reason. The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware (except its choice-of-law provisions).

ARTICLE 2 ADMINISTRATION.

2.1 Committee Composition. The Committee shall administer the Plan. Except as otherwise determined by the Board, the Committee shall consist solely of two or more Non-Employee Directors who are also Outside Directors. The Board shall have discretion to determine whether or not it intends to comply with the exemption requirements of Rule 16b-3 of the Exchange Act and/or Section 162(m) of the Code. However, if the Board intends to satisfy such exemption requirements, the Committee shall be a committee of the Board that at all times consists solely of two or more Non-Employee Directors who are also Outside Directors. Within the scope of such authority, the Board or the Committee may (a) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Awards to eligible Employees who are either (i) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Award or (ii) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code or (b) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act. Nothing herein shall create an inference that an Award is not validly granted under the Plan in the event Awards are granted under the Plan by a compensation committee of the Board that does not at all times consist solely of two or more Non-Employee Directors who are also Outside Directors.

2.2 Committee Responsibilities. Subject to the Company’s obligations pursuant to any applicable employment agreements, the Committee shall: (a) select the Employees who are to receive Awards under the Plan, including any Employees eligible to receive Common Shares in payment of all or any portion of the annual bonuses payable in Common Shares under any employment agreement between the Company and certain of its officers and under its bonus programs for other Employees; (b) determine the type, number, vesting requirements, and other features and conditions of such Awards; (c) interpret and administer the Plan; (d) make all other decisions relating to the operation of the Plan and reconcile any inconsistency in, correct any defect in and/or supply any omission in this Plan; and (e) carry out any other duties delegated to it by the Board under the Plan. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final, conclusive and binding on all persons. The Board may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Board in the engagement of such counsel, consultant or agent shall be paid by the Company.

2.3 Non-Executive Officer Grants. The Board may appoint a single Director, an additional committee of Directors and/or the Company’s Chief Executive Officer instead of the Committee to determine Awards for Employees who are not Executive Officers of the Company. The single Director, the members of the additional committee, and/or the Company’s Chief Executive Officer need not satisfy the requirements of Section 2.1. Such Director, committee, or the Company’s Chief Executive Officer may grant Awards under the Plan to such Employees. However, the Committee shall nevertheless, subject to the Company’s obligations pursuant to any applicable employment agreements, prescribe the terms, features, and conditions of such Awards and the aggregate number of Common Shares subject to such Awards. Within the limitations of this Section 2.3, any reference in the Plan to the Committee shall include any such single Director, additional committee, and/or the Company’s Chief Executive Officer to whom the Board has delegated the required authority under this Section 2.3.

2.4 Executive Officer Grants and Bonus Awards. The Committee shall determine Awards for Executive Officers and for Employees who are eligible to receive Common Shares as Bonus Awards in payment of all or any portion of the annual bonuses payable in Common Shares under any employment agreement between the Company and certain of its officers and under its bonus programs for other Employees.

2.5 Non-Employee Director Awards. The Board or the Committee shall determine Awards of Restricted Shares or NSO Options for Non-Employee Directors.

2.6 Compliance with Section 409A.

(a) To the extent applicable, it is intended that the Plan shall comply and that Awards shall be designed, granted and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code (“Section 409A”). Any reference in this Plan to Section 409A will also include any regulations or any other formal guidance promulgated with respect to such Section by the U. S. Department of the Treasury or the Internal Revenue Service. If the Committee determines that an Award, payment, distribution, deferral election, transaction, or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken or implemented, cause a holder to become subject to additional taxes under Section 409A, then unless the Committee specifically provides otherwise, such Award, payment, distribution, deferral election, transaction or other action or arrangement shall not be given effect to the extent it causes such result and the related provisions of the Plan and/or Award Agreement will be deemed modified or, if necessary, suspended in order to comply with the requirements of Section 409A to the extent determined appropriate by the Committee, in each case without the consent of or notice to the holder. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties. The exercisability of an Option shall not be extended to the extent that such extension would subject the holder to additional taxes under Section 409A. Each payment subject to Section 409A shall be considered a separate payment and not one of a series of payments for purposes of Section 409A.

(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Subsidiaries.

(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A), (i) the Participant will be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the earlier of (A) the tenth (10th) business day of the seventh (7th) month after such separation from service, and (B) the date of the Participant’s death.

2.7 Foreign Awardees. In order to facilitate the making of any grant or combination of grants under this Plan, and subject to the Company’s obligations pursuant to any applicable employment agreements, the Committee may grant Awards to eligible persons who are foreign nationals or who are employed by the Company or any Subsidiary outside the United States of America or who provide services to the Company under an agreement with a foreign nation or agency, on such terms and conditions different from those specified in this Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with the provisions of laws and regulations in other countries or jurisdictions in which the Company or its Subsidiaries operate, and the Secretary of the Company or other appropriate officer may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, modifications, amendments, procedures or subplans, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

ARTICLE 3 SHARES AVAILABLE FOR GRANTS.

3.1 Basic Limitation.

(a) Common Shares issued pursuant to the Plan may be authorized but unissued shares or treasury shares. The aggregate number of Common Shares that may be issued or transferred (i) upon the exercise of Options or SARs, (ii) as Restricted Shares and released from outstanding risks of forfeiture thereof, (iii) in payment of Stock Units, (iv) in payment of Performance Cash Awards that have been earned, (v) in payment of Bonus Awards, or (vi) in payment of dividend equivalents paid with respect to Awards made under the Plan shall not exceed 1,438,258 Common Shares, subject to Section 3.2, less any shares that as of May 4, 2017 are subject to outstanding Awards under any Original Plan. The number of Common Shares that are subject to Awards outstanding at any time under the Plan shall not exceed the number of Common Shares that then remain available for issuance under the Plan. The aggregate number of Common Shares available under the Plan issued to Participants that may be issued with respect to Options and SARs, including upon the exercise of ISOs, over its life shall not exceed half of the number of Common Shares subject to the Plan, in each case subject to Section 3.2, less any shares that as of May 4, 2017 are subject to outstanding Awards under any Original Plan. The aggregate number of Common Shares and Restricted Shares issued to all Participants pursuant to all Awards of Restricted Shares and Stock Units made under the Plan over its life shall not exceed half of the Common Shares subject to the Plan, in each case subject to Section 3.2, less any shares that as of May 4, 2017 are subject to outstanding Awards under any Original Plan. As of May 4, 2017, there were 311,477 Restricted Stock Units or Restricted Shares and 311,477 NSOs issued under the 2016 Long-Term Incentive Plan and 16,213 Restricted Shares issued under the 2013 Non-Employee Director Plan. The limitations of this Section 3.1 shall be subject to adjustment pursuant to Article 11.

(b) The aggregate number of Common Shares available for issuance or transfer under Section 3.1(a) of this Plan will be reduced by (i) one Common Share for every one Common Share subject to an Option or SAR granted under this Plan and (ii) one (1) Common Share for every one Common Share issued or transferred in connection with an Award other than an Option or SAR granted under this Plan. Subject to the provisions of Section 3.2 of this Plan, Common Shares covered by an Award granted under this Plan will not be counted as used unless and until they are actually issued or transferred. Common Shares available for issuance under the Plan shall be increased by any Common Shares subject to outstanding Awards under the Original Plans on the date of stockholder approval of the Plan that later cease to be subject to such Awards for any reason other than such Awards having been exercised, subject to adjustment from time to time as provided in Section 3.2, which Common Shares shall, as of the date such shares cease to be subject to such awards, cease to be available for grant and issuance under the Original Plans, but shall be available for issuance under the Plan.

3.2 Shares Returned to Reserve; Share Counting Rules.

(a) If Options, SARs, Restricted Shares, or Stock Units are forfeited or terminate for any other reason before being exercised or settled, then the Common Shares subject to such Options, SARs, Restricted Shares, or Stock Units shall again become available for issuance under the Plan and shall not be considered for purposes of determining any limitations on the issuance of Options, SARs, Restricted Shares, or Stock Units. If Restricted Shares or Common Shares issued upon the exercise of Options are reacquired by the Company pursuant to a forfeiture provision, then such Common Shares shall again become available for issuance under the Plan in accordance with Section 3.2(c) below. Performance Cash Awards shall not affect the aggregate number of Common Shares remaining available for issuance under the Plan.

(b) Notwithstanding anything to the contrary contained in this Article 3, the following Common Shares will not be added to the aggregate number of Common Shares available for issuance or transfer under Section 3.1 above: (i) Common Shares tendered or otherwise used in payment of the Exercise Price of an Option; (ii) Common Shares withheld or otherwise used by the Company to satisfy a tax withholding obligation; (iii) Common Shares subject to a SAR that are not actually issued in connection with its Common Shares settlement on exercise thereof; and (iv) Common Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options. In addition, if, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate plan limit under Section 3.1 above.

(c) Any Common Share that becomes available for issuance or transfer under this Plan will be added back as (i) one Common Share if such share was subject to an Option or SAR granted under this Plan, and (ii) as one (1) Common Share if such share was issued or transferred pursuant to, or subject to, an Award granted under this Plan other than an Option or an SAR granted under this Plan.

3.3 Uncertificated Shares. To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of Common Shares, the issuance may be effected on an un-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange on which the Company’s equity securities are traded.

3.4 Limited Transferability. Awards shall generally be nontransferable except in the case of the Participant’s death, or as otherwise determined by the Committee, and the Stock Option Agreement, SAR Agreement, Restricted Shares Agreement, Stock Units Agreement or Performance Cash Award Agreement entered into with respect to any Award shall generally provide for such nontransferability. The Committee may, however, in its discretion, authorize all or a portion of any Award (other than of ISOs) to be granted on terms that permit transfer by the Participant to (i) the spouse, parents, children, stepchildren, adoptive relationships, sisters, brothers, or grandchildren of the Participant, (ii) a trust or trusts for the exclusive benefit of the Participant and the spouse, parents, children, stepchildren, adoptive relationships, sisters, brothers, or grandchildren of the Participant, or (iii) a partnership or limited liability company in which the Participant and the spouse, parents, children, stepchildren, adoptive relationships, sisters, brothers, or grandchildren of the Participant are the only partners or members, as applicable; provided in each case that (x) there may be no consideration for any such transfer (other than in the case of Clause (iii), units in the partnership or membership interests in the limited liability company), and (y) the agreement pursuant to which such Awards are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Section 3.4. Following any such transfer, any such Awards shall continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer. The provisions of the Award with respect to expiration, termination or vesting shall continue to apply with respect to the original Participant, and the Award shall be exercisable by the transferee only to the extent and for the periods specified herein with respect to the Participant. The original Participant will remain subject to withholding taxes upon exercise of any such Awards by the transferee. The Company shall have no obligation whatsoever to provide notice to any transferee of any matter, including early expiration or termination of an Award.

ARTICLE 4 ELIGIBILITY.

4.1 Incentive Stock Options. Only Employees of the Company, a Parent, or a Subsidiary shall be eligible for the grant of ISOs. In addition, an Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or of any of its Parents or Subsidiaries shall not be eligible for the grant of an ISO unless the additional requirements set forth in Section 422(c)(5) of the Code are satisfied. Notwithstanding anything in Article 3, or elsewhere in this Plan, to the contrary and subject to adjustment as provided in Article 11 of this Plan, the aggregate number of Common Shares actually issued or transferred by the Company upon exercise of ISOs will not exceed 207,652 Common Shares.

4.2 Non-Qualified Stock Options and Restricted Shares. Employees and Non-Employee Directors shall be eligible for the grant of Restricted Shares and NSOs under this Plan. No Employee of an Affiliate will be eligible for the grant of an NSO if the Company is not an eligible issuer of service recipient stock with respect to such Employee under Treasury Regulation § 1.409A-1(b)(5)(iii)(E). Grants to Employees of Bonus Awards shall be made in Restricted Shares. No person shall be eligible for an Award unless Common Shares that might be transferred in connection with the Award can be registered using Form S-8 under the Securities Act of 1933, as amended. Any Non-Employee Director granted Restricted Shares or NSOs pursuant to the Plan may elect to decline such Restricted Shares or NSOs.

4.3 Other Grants. Only Employees shall be eligible for the grant of Stock Units, SARs or Performance Cash Awards under this Plan. No Employee of an Affiliate will be eligible for the grant of an SAR if the Company is not an eligible issuer of service recipient stock with respect to such Employee under Treasury Regulation § 1.409A-1(b)(5)(iii)(E). No person shall be eligible for an Award unless Common Shares that might be transferred in connection with the Award can be registered using Form S-8 under the Securities Act of 1933, as amended.

ARTICLE 5 OPTIONS.

5.1 Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company.

5.2 Subject to Plan. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The Stock Option Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

5.3 Number of Shares. Each Stock Option Agreement shall specify the number of Common Shares subject to the Option and shall provide for the adjustment of such number in accordance with Article 11. The total number of Options granted to any single Optionee in any single calendar year shall not cover more than 100,000 Common Shares. The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Article 11.

5.4 Exercise Price. Each Stock Option Agreement shall specify the Exercise Price, which shall be the Fair Market Value of a Common Share, as determined by the Committee. The preceding sentence shall not apply to Options granted pursuant to an assumption of, or substitution for, another option in a manner that would satisfy the requirements of Section 424(a) of the Code, whether or not such section is applicable.

5.5 Exercisability and Term. Each Stock Option Agreement shall specify the dates or events when all or any installment of the Option is to become exercisable; provided, that except as otherwise described in this Plan, no grant of Options may become exercisable sooner than after one (1) year. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an Option shall in no event exceed 10 years from the date of grant. A Stock Option Agreement may provide for accelerated exercisability, including in the event of the Optionee’s death, disability, or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service. Options granted under this Plan may not provide for any dividends or dividend equivalents thereon.

5.6 Termination of Directorship. Except as otherwise provided in the Award Agreement, if a Non-Employee Director’s service as a director of the Company is terminated, any Option previously granted to such Non-Employee Director shall, to the extent then exercisable but not theretofore exercised, terminate and become null and void; provided, however, that, if the service of a Non-Employee Director holding an outstanding Option is terminated by reason of (A) such a Non-Employee Director’s disability (as defined in Section 22(e)(3) of the Code) or death, or (B) the failure of such Non-Employee Director to be either nominated for re-election by the Company when he or she is otherwise eligible to serve as a Non-Employee Director, or to be re-elected by stockholders following nomination by the Company, such Option shall remain exercisable at any time up to and including three months after the date of such termination of service, and up to and including one year after the date of termination of service in the case of termination by reason of disability or death, but in no event shall such Option remain exercisable after the tenth anniversary of the date of grant.

5.7 Extension of Term. Except as otherwise provided in the Award Agreement, the term of exercise of any outstanding Option held by a former Non-Employee Director whose service as a director terminated on account of disability (as defined in Section 22(e)(3) of the Code) or on account of the failure of such former Non-Employee Director to be either nominated for re-election by the Company when he or she is otherwise eligible to serve as a Non-Employee Director, or to be re-elected by stockholders following nomination by the Company, and that have a remaining term of less than one year on the date of such Non-Employee Director’s death shall automatically be extended to the earlier of the first anniversary of the date of death or the tenth anniversary of the date of grant.

5.8 Effect of Change in Control. The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become exercisable as to all or part of the Common Shares subject to such Option in the event that a Change in Control occurs with respect to the Company or in the event that the Optionee’s employment is terminated after a Change in Control. In addition, acceleration of exercisability may be required under Section 11.3.

5.9 Buyout Provisions. The Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (b) authorize an Optionee to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish; provided that cash payments shall not exceed the Fair Market Value less the Exercise Price.

5.10 Notification Upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an ISO under this Plan shall notify the Company in writing immediately after the date the Participant makes a disqualifying disposition of any Common Shares acquired pursuant to the exercise of such ISO. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Shares before the later of (i) two (2) years after the date of grant of the ISO and (ii) one (1) year after the date of exercise of the ISO. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession, as agent for the applicable Participant, of any Common Shares acquired pursuant to the exercise of an ISO until the end of the periods described in the preceding sentence, subject to complying with any instruction from such Participant as to the sale of such Common Shares.

ARTICLE 6 PAYMENT FOR OPTION SHARES.

6.1 General Rule. The Exercise Price of Common Shares issued upon exercise of Options shall be payable in full entirely in cash or cash equivalents at the time when such Common Shares are purchased, except that the Committee at its sole discretion may accept payment of the Exercise Price in any other form(s) described in this Article 6. However, if the Optionee is an Executive Officer or Director of the Company, he or she may pay the Exercise Price in a form other than cash or cash equivalents only to the extent permitted by Section 13(k) of the Exchange Act.

6.2 Surrender of Stock. With the Committee’s consent, provided that the Company has an effective registration statement on Form S-8 (or its successor) covering the issuance of the Common Shares, all or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, Common Shares that are already owned by the Optionee. Such Common Shares shall be valued at their Fair Market Value on the date when the new Common Shares are purchased under the Plan.

6.3 Exercise/Sale. With the Committee’s consent, all or any part of the Exercise Price, and any withholding taxes, may be paid by delivering (on a form prescribed by the Company) an irrevocable direction to a securities broker approved by the Company to sell all or part of the Common Shares being purchased under the Plan and to deliver all or part of the sales proceeds to the Company.

6.4 Promissory Note. With the Committee’s consent, all or any part of the Exercise Price and any withholding taxes may, except in the case of an Executive Officer or a Director of the Company, be paid by delivering (on a form prescribed by the Company) a full-recourse promissory note.

6.5 Other Forms of Payment. With the Committee’s consent, all or any part of the Exercise Price and any withholding taxes may be paid in any other form that is consistent with applicable laws and rules and regulations.

ARTICLE 7 STOCK APPRECIATION RIGHTS.

7.1 SAR Agreement. Each grant of a SAR under the Plan shall be evidenced by a SAR Agreement between the Optionee and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical.

7.2 Number of Shares. Each SAR Agreement shall specify the number of Common Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Article 11. The total number of SARs granted to any single Participant in any single calendar year shall not cover more than 100,000 Common Shares.

7.3 Exercise Price. Each SAR Agreement shall specify the Exercise Price, which shall in no event be less than 100% of the Fair Market Value of a Common Share on the date of grant. The preceding sentence shall not apply to SARs granted pursuant to an assumption of, or substitution for, another SAR in a manner that would satisfy the requirements of Section 424(a) of the Code if such section were applicable.

7.4 Exercisability and Term. Each SAR Agreement shall specify the dates or events when all or any installment of the SAR is to become exercisable; provided, no grant of SARs may become exercisable sooner than after one (1) year. The SAR Agreement shall also specify the term of the SAR. A SAR Agreement may provide for accelerated exercisability, including in the event of the Optionee’s death, disability, or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR granted in combination with an ISO: (i) must be granted at the same time as the ISO to which it relates; (ii) must be exercisable only when the current Fair Market Value of Common Shares exceeds the ISO’s exercise price and the ISO is otherwise exercisable; (iii) may not be transferrable except when and to the extent that the ISO is transferrable under Section 3.4 of the Plan; and (iv) must have economic and tax consequences upon exercise that are no more favorable than those upon the exercise of the ISO in combination with which it was granted followed by an immediate sale of the Common Shares that would be received upon such ISO’s exercise. A SAR granted under the Plan not in combination with an ISO may provide that it will be exercisable only in the event of a Change in Control.

7.5 Effect of Change in Control. The Committee may determine, at the time of granting a SAR or thereafter, that such SAR shall become exercisable as to all or part of the Common Shares subject to such SAR in the event that the Company is subject to a Change in Control or in the event that the Optionee’s employment is terminated after a Change in Control. In addition, acceleration of exercisability may be required under Section 11.3.

7.6 Exercise of SARs. Upon exercise of a SAR, the Optionee (or any person having the right to exercise the SAR after his or her death or under Section 3.4 of this Plan) shall receive from the Company: (a) Common Shares; (b) cash; or (c) a combination of Common Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Common Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Common Shares subject to the SARs exceeds the Exercise Price.

ARTICLE 8 RESTRICTED SHARES.

8.1 Restricted Shares Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Shares Agreement between the recipient and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Shares Agreements entered into under the Plan need not be identical.

8.2 Consideration for Awards. Restricted Shares shall be granted to Participants at no additional cost to them; provided, however, that the value of the services performed by any Participant receiving Restricted Shares must, in the opinion of the Committee, equal or exceed the par value of the Restricted Shares to be granted to such Participant.

8.3 Performance and/or Vesting Conditions. Each Award of Restricted Shares may or may not be contingent on the satisfaction of performance targets, or subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Shares Agreement for such vesting, if any, and such Restricted Shares Agreement may provide for accelerated vesting of the Restricted Shares, including in the event of the Participant’s death, disability or other events; provided, that except as otherwise described in a Restricted Shares Agreement, for Bonus Awards, or otherwise described in this Plan, no grant of Restricted Shares shall have the restrictions eliminated for a period of time shorter than three (3) years if based only on the passage of time rather than performance targets, except that the restrictions may be removed ratably during the three-year period as determined by the Committee. The Committee may include as vesting conditions or as conditions for making an Award of Restricted Shares the requirement that the performance of the Company or a business unit of the Company for a specified period equal or exceed a target determined in advance by the Committee. The Committee shall determine such performance metrics. If the Award is intended to satisfy the requirements of Section 162(m) of the Code, such target shall be based on one or more of the criteria set forth in Appendix A. In no event shall the number of Restricted Shares subject to the Award and/or the vesting of which is or are subject to performance-based conditions intended to satisfy the requirements of Section 162(m) of the Code that are granted to any single Participant in a single calendar year exceed 100,000 Common Shares. The satisfaction of any performance target and/or vesting may be waived in the case of a Change in Control or the Participant’s death or disability. The Company may retain the certificates representing shares of Restricted Stock in the Company’s possession that have not vested until such time as all conditions or restrictions applicable to such shares, including any conditions or restrictions not constituting a substantial risk of forfeiture under Section 83 of the Code, are satisfied or have lapsed, and the Participant shall execute in favor of the Company a blank stock power with respect to such shares of Restricted Stock. Alternatively or additionally, the Company may cause such Restricted Shares to bear an appropriate legend indicating their nontransferability, forfeitability, and any additional restrictions placed on them.

8.4 Voting and Dividend Rights. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend, and other rights as the Company’s other stockholders. Any dividends or other distributions paid on Restricted Shares may, as specified by the Committee in the applicable Award, be (a) accumulated and paid when such Restricted Shares vest, (b) invested in additional Restricted Shares, or (c) paid currently to the holder. Any dividends not paid currently shall be subject to the same conditions and restrictions, including risks of forfeiture, as the Award with which they relate; provided, however, that dividend equivalents or other distributions on Common Shares underlying Restricted Shares with restrictions that lapse as a result of achievement of performance targets will be deferred until and paid contingent upon the achievement of applicable performance targets.

ARTICLE 9 STOCK UNITS.

9.1 Stock Units Agreement. Each grant of Stock Units shall be evidenced by a Stock Units Agreement between the Participant and the Company. Awards of Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Units Agreements entered into under the Plan need not be identical.

9.2 Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

9.3 Performance and/or Vesting Conditions. Each Award of Stock Units will constitute the agreement by the Company to deliver Common Shares or cash to the Participant in the future in consideration of the performance of services. Each Award of Stock Units may or may not be contingent on the satisfaction of performance targets, or subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Units Agreement, and such Stock Units Agreement may provide for accelerated vesting of the Stock Units, including in the event of the Participant’s death, disability or other events; provided, that except as otherwise described in a Stock Units Agreement or otherwise described in this Plan, no grant of Stock Units shall have the restrictions eliminated for a period of time shorter than three (3) years if based only on the passage of time rather than performance targets, except that the restrictions may be removed ratably during the three-year period as determined by the Committee. If the Stock Units specify that the period of restriction will terminate only upon the achievement of performance targets or that the Stock Units will be earned based on the achievement of performance targets, then, notwithstanding anything to the contrary contained in this Section 9.3, the period of restriction may not be less than one (1) year. The Committee may include as vesting conditions or as conditions for any Award of Stock Units the requirement that the performance of the Company or a business unit of the Company for a specified period (not less than one (1) year) equal or exceed a target determined in advance by the Committee. The Committee shall determine such performance metrics. If the Award is intended to satisfy the requirements of Section 162(m) of the Code, such target shall be based on one or more of the criteria set forth in Appendix A. In no event shall the number of Stock Units subject to the Award and/or the vesting of which is or are subject to performance-based conditions intended to satisfy the requirements of Section 162(m) of the Code that are granted to any single Participant in a single calendar year exceed 100,000 Common Shares. The satisfaction of any performance target and/or vesting condition may be waived in the case of a Change in Control or the Participant’s death or disability.

9.4 Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to the dividends or other distributions paid on an equal number of Common Shares while the Stock Units are outstanding. As specified by the Committee in the applicable Award, any cash dividend equivalents may be either (a) paid currently, free of any vesting condition, or (b) accumulated and paid at the same time and in the same form as the Stock Units to which they relate, but only if such Stock Units become vested; provided, however, that dividend equivalents or other distributions on Common Shares underlying Stock Units with restrictions that lapse as a result of achievement of performance targets will be deferred until and paid contingent upon the achievement of applicable performance targets.

9.5 Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Common Shares, or (c) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Common Shares over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments, and the distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date; provided, however, that the form and timing of payment of Stock Units shall satisfy the requirements of Section 409A of the Code in form and operation. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Article 11.

9.6 Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Units Agreement.

ARTICLE 10 PERFORMANCE CASH AWARDS.

10.1 Performance Cash Award Agreement. Each grant of a Performance Cash Award shall be evidenced by a Performance Cash Award Agreement between the Participant and the Company. Awards of Performance Cash Awards shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Performance Cash Award Agreements entered into under the Plan need not be identical.

10.2 Payment for Awards. To the extent that an Award is granted in the form of a Performance Cash Award, no cash consideration shall be required of the Award recipients.

10.3 Performance and/or Vesting Conditions. Each Performance Cash Award shall be contingent on the satisfaction of a performance target intended to satisfy the requirements of Section 162(m) of the Code. The Committee shall include as a condition for a Performance Cash Award, the requirement that the performance of the Company or a business unit of the Company for a specified period (not less than one (1) year) equal or exceed a target determined in advance by the Committee. The Committee shall determine such performance metrics. If the Award is intended to satisfy the requirements of Section 162(m) of the Code, such target shall be based on one or more of the criteria set forth in Appendix A. In no event shall the total amount of all Performance Cash Awards that are intended to satisfy the requirements of Section 162(m) of the Code that are granted to any single Participant in a single calendar year exceed $1,200,000. The satisfaction of any performance target and/or vesting condition may be waived in the case of a Change in Control or the Participant’s death or disability.

10.4 Form and Time of Settlement of Performance Cash Awards. The form and timing of payment of Performance Cash Awards shall satisfy the requirements of Section 409A of the Code in form and operation. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Performance Cash Awards shall be settled in cash in accordance with the terms of the applicable Performance Cash Award Agreement.

10.5 Creditors’ Rights. A holder of an unpaid Performance Cash Award shall have no rights other than those of a general creditor of the Company. Unpaid Performance Cash Awards represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Performance Cash Award Agreement.

ARTICLE 11 PROTECTION AGAINST DILUTION.

11.1 Adjustments. In the event of a subdivision of the outstanding Common Shares, stock split, reverse stock split, a declaration of a dividend payable in Common Shares, a combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a lesser number of Common Shares, or an exchange of shares, corresponding adjustments shall automatically be made, without the necessity for Committee action in each of the following:

(a) The number of Options, SARs, Restricted Shares, and Stock Units available for future Awards under Article 3;

(b) The limitations set forth in Sections 5.3, 7.2, 8.3, 9.3, and 10.3;

(c) The number of Common Shares covered by each outstanding Option and SAR;

(d) The Exercise Price under each outstanding Option and SAR;

(e) The number of Stock Units included in any prior Award that has not yet been settled; and

(f) The number of Restricted Shares subject to any unvested Award.

In the event of a declaration of an extraordinary dividend payable in a form other than Common Shares in an amount that has a material effect on the price of Common Shares, a recapitalization, a spin-off, or any other change in the Common Shares that otherwise would result from any split-off, spin-out, split-up or a similar occurrence, issuance of rights or warrants to purchase securities or any other corporate transaction or event having an effect similar to any of the foregoing, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee shall provide in substitution for any or all outstanding Awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, shall determine to be equitable in the circumstances and may require in connection therewith the surrender of all Awards so replaced in manner that complies with Section 409A. In addition, for each Option or SAR with an Exercise Price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may, in its discretion, elect to cancel such Option or SAR. Notwithstanding the foregoing, any such adjustment to the number specified in Section 4.1 will be made only if and to the extent that such adjustment would not cause any Option intended to qualify as an ISO to fail to so qualify. Except as provided in this Article 11, a Participant shall have no rights by reason of any issuance by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend, or any other increase or decrease in the number of shares of stock of any class.

11.2 Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs, Stock Units and Performance Cash Awards shall terminate immediately before the dissolution or liquidation of the Company.

11.3 Reorganizations. In the event that the Company is a party to a merger, consolidation, or sale of fifty percent (50%) or more of the Company’s stock or assets, all outstanding Awards shall be subject to the agreement of merger or consolidation. Such agreement may provide for one or more of Section 11.3(a) through (g) set forth below.

(a) The continuation of such outstanding Awards by the Company (if the Company is the surviving corporation).

(b) The assumption of such outstanding Awards by the surviving corporation or its parent, provided that the assumption of Options or SARs shall comply with Section 424(a) of the Code (whether or not the Options are ISOs).

(c) The substitution by the surviving corporation or its parent of new awards for such outstanding Awards, provided that the substitution of Options or SARs shall comply with Section 424(a) of the Code (whether or not the Options are ISOs).

(d) Full exercisability of outstanding Options and SARs and full vesting of the Common Shares subject to such Options and SARs, followed by the cancellation of such Options and SARs to the extent not exercised before the closing of the merger or consolidation. The full exercisability of such Options and SARs and full vesting of such Common Shares shall be contingent on the closing of such merger or consolidation. In this case, the Optionees shall be able to exercise such Options and SARs during a period of not less than five (5) full business days preceding the closing date of such merger or consolidation, unless (i) a shorter period is required to permit a timely closing of such merger or consolidation and (ii) such shorter period still offers the Optionees a reasonable opportunity to exercise such Options and SARs. Any exercise of such Options and SARs during such period shall be contingent on the closing of such merger or consolidation.

(e) The cancellation of outstanding Options and SARs and a payment to the Optionees equal to the excess of (i) the Fair Market Value of the Common Shares subject to such Options and SARs (whether or not such Options and SARs are then exercisable or such Common Shares are then vested) as of the closing date of such merger or consolidation over (ii) their Exercise Price. Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount. Such payment may be made in installments and may be deferred until the date or dates when such Options and SARs would have become exercisable or such Common Shares would have vested. Such payment may be subject to vesting based on the Optionee’s continuing Service, provided that the vesting schedule shall not be less favorable to the Optionee than the schedule under which such Options and SARs would have become exercisable or such Common Shares would have vested. If the Exercise Price of the Common Shares subject to such Options and SARs exceeds the Fair Market Value of such Common Shares, then such Options and SARs may be cancelled without making a payment to the Optionees. For purposes of this Subsection (e), the Fair Market Value of any security shall be determined without regard to any vesting conditions that may apply to such security.

(f) The cancellation of outstanding Stock Units and a payment to the Participants equal to the Fair Market Value of the Common Shares subject to such Stock Units (whether or not such Stock Units are then vested) as of the closing date of such merger or consolidation. Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount. Such payment may be made in installments and may be deferred until the date or dates when such Stock Units would have vested. Such payment may be subject to vesting based on the Participant’s continuing Service, provided that the vesting schedule shall not be less favorable to the Participant than the schedule under which such Stock Units would have vested. For purposes of this Subsection (f), the Fair Market Value of any security shall be determined without regard to any vesting conditions that may apply to such security.

(g) Full vesting of the Common Shares subject to Restricted Shares Agreements. The full vesting of the Restricted Shares shall be contingent on the closing of such merger or consolidation.

The provisions of this Section 11.3, as well as the provisions of Sections 8.3 and 9.3 and of any Stock Option Agreement, SAR Agreement, Restricted Shares Agreement, or Stock Units Agreement providing for exercisability, transfer or accelerated vesting of any Option, SAR, Restricted Shares, or Stock Units shall be inapplicable to an Award granted within six (6) months before the occurrence of a merger, acquisition, or other Change in Control if the holder of such Option, SAR, Restricted Shares, or Stock Units is subject to the reporting requirements of Section 16(a) of the Exchange Act and no exception from liability under Section 16(b) of the Exchange Act is available to such holder.

ARTICLE 12 AWARDS UNDER OTHER PLANS.

The Company may grant awards under other plans or programs. Such awards may be settled in the form of Common Shares issued under this Plan. Such Common Shares shall be treated for all purposes under the Plan like Common Shares issued in settlement of Stock Units and shall, when issued, reduce the number of Common Shares available under Article 3.

ARTICLE 13 LIMITATION ON RIGHTS.

13.1 Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an Employee or Non-Employee Director or otherwise in the Company’s service. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate the Service of any Participant at any time, with or without cause, subject to applicable laws, the Company’s certificate of incorporation and by-laws, and a written employment agreement (if any).

13.2 Stockholder Rights. Except as the Committee may provide in the applicable Award Agreement, a Participant shall have no dividend rights, voting rights, or other rights as a stockholder with respect to any Common Shares covered by his or her Award prior to the time when a stock certificate for such Common Shares is issued or ownership of such Common Shares is noted on the transfer records of the Company or, if applicable, the time when he or she becomes entitled to receive such Common Shares by filing any required notice of exercise and paying any required Exercise Price. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan or Award.

13.3 Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Common Shares under the Plan shall be subject to all applicable laws, rules and regulations, and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Common Shares, to their registration, qualification, or listing, or to an exemption from registration, qualification, or listing.

13.4 No Fractional Shares. No fractional shares shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

13.5 Clawback. Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

13.6 Investment Representations; Company Policy. The Committee may require each person acquiring Common Shares pursuant to a Stock Option or other award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the shares for investment without a view to distribution thereof. Each person acquiring Common Shares pursuant to a Stock Option or other award under the Plan shall be required to abide by all policies of the Company in effect at the time of such acquisition and thereafter with respect to the ownership and trading of the Company’s securities.

13.7 Non-Registered Stock. The Common Shares to be distributed under this Plan have not been, as of the date the Plan was adopted by the Board, registered under the Securities Act of 1933, as amended, or any applicable state or foreign securities laws and the Company has no obligation to any Participant to register the Common Shares or to assist the Participant in obtaining an exemption from the various registration requirements, or to list the Common Shares on a national securities exchange or any other trading or quotation system. The Company intends to amend the outstanding registration statements with respect to the Original Plans or to terminate such registration statements and file a new registration statement with respect to the Plan.

13.8 ISO Qualification. Except with respect to Section 13.9, to the extent that any provision of this Plan would prevent any Option that was intended to qualify as an ISO from qualifying as such, that provision will be null and void with respect to such Option. Such provision, however, will remain in effect for other Options and there will be no further effect on any provision of this Plan.

13.9 Approved Leave. Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any Employee for any purposes of this Plan or awards granted hereunder.

13.10 Miscellaneous Provisions.

(a) Except with respect to Options and SARs, the Committee may permit Participants to elect to defer the issuance of Common Shares under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A. The Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.

(b) If any provision of this Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect.

ARTICLE 14 WITHHOLDING TAXES.

14.1 General. To the extent required by applicable federal, state, local, or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Common Shares or make any cash payment under the Plan until such obligations are satisfied.

14.2 Share Withholding. To the extent that applicable law subjects a Participant to tax withholding obligations, the Committee may, in its discretion, permit such Participant to satisfy all or part of such obligations by having the Company withhold all or a portion of any Common Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Common Shares that he or she previously acquired. Such Common Shares shall be valued at their Fair Market Value on the date when they are withheld or surrendered. This Section 14.2 shall apply only to the minimum extent required by applicable tax laws.

ARTICLE 15 FUTURE OF THE PLAN.

15.1 Term of the Plan. The Plan, as set forth herein, shall become effective on the date of the effectiveness of the approval of the Plan by the Company’s stockholders, provided that it is adopted by the Board before or concurrently with such stockholder approval. The Plan shall remain in effect until the date when the Plan is terminated under Section 15.2; provided, however, that no ISO may be granted under the Plan after the date that is 10 years after the date when the Plan was approved by the Company’s stockholders.

15.2 Amendment or Termination.

(a) The Board may, at any time and for any reason, amend the Plan in whole or in part; provided, however, that if an amendment to this Plan (i) would materially increase the benefits accruing to participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the stockholders of the Company in order to comply with applicable law or the rules of the Nasdaq Global Market or, if the Common Shares are not traded on the Nasdaq Global Market, the principal national securities exchange upon which the Common Shares are traded or quoted, then, such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.

(b) Except in connection with a corporate transaction or event described in Article 11 of this Plan, the terms of outstanding Awards may not be amended to reduce the Exercise Price of outstanding Options or SARs, or cancel outstanding Options or SARs in exchange for cash, other awards or Options or SARs with an Exercise Price that is less than the Exercise Price of the original Options or SARs, as applicable, without stockholder approval. This Section 15.2(b) is intended to prohibit the repricing of “underwater” Options and SARs and will not be construed to prohibit the adjustments provided for in Article 11 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 15.2(b) may not be amended without approval by the Company’s stockholders.

(c) If permitted by Section 409A and Section 162(m) of the Code, but subject to the paragraph that follows, including in the case of termination of employment by reason of death, disability or retirement, or in the case of unforeseeable emergency or other special circumstances or in the event of a Change in Control, to the extent a Participant holds an Option or SAR not immediately exercisable in full, or any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Stock Units as to which the restriction period has not been completed, or any Stock Units or Performance Cash Awards which have not been fully earned, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 3.4 of this Plan, the Committee may, in its sole discretion, accelerate the time at which such Option, SAR or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse with respect to Restricted Shares or the time when such restriction period will end or the time at which such Stock Units or Performance Cash Awards will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such Award, except in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(d) Subject to Section 15.2(b) hereof, the Committee may amend the terms of any Award theretofore granted under this Plan prospectively or retroactively, except in the case of a Qualified Performance-Based Award (other than in connection with the Participant’s death or disability, or a Change in Control) where such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the performance targets or the level or levels of achievement with respect to such Qualified Performance-Based Award. Subject to Article 11 above, no such amendment will impair the rights of any Participant without his or her consent.

(e) The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any Awards outstanding hereunder and not exercised in full on the date of termination. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not affect any Award previously granted under the Plan.

15.3 Stockholder Approval. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws and rules and regulations. Among such applicable laws and rules and regulations, Section 162(m) of the Code requires that the Company’s stockholders reapprove the list of available performance criteria set forth in Appendix A not later than the first meeting of stockholders that occurs in the fifth (5th) year following the year in which the Company’s stockholders previously approved such criteria.

ARTICLE 16 DEFINITIONS.

16.1 “2013 Non-Employee Director Plan” means the Company’s 2013 Non-Employee Director Share Incentive Plan, as amended by the 2016 amendment to such plan.

16.2 “2016 Long-Term Incentive Plan” means the Company’s 2016 Long-Term Incentive Plan.

16.3 “Affiliate” means any entity other than the Company, a Parent, or a Subsidiary, if the Company and/or one or more Parents and/or one or more Subsidiaries own, in the aggregate, not less than 50% of such entity.

16.4 “Award” means, in the case of Employees, any award of an Option, a SAR, a Restricted Share, a Performance Cash Award, or a Stock Unit under the Plan and, in the case of Non-Employee Directors, means the award of Restricted Shares or an NSO Option under the Plan.

16.5 “Award Agreement” means a Stock Option Agreement, SAR Agreement, Restricted Shares Agreement, Performance Cash Award Agreement or Stock Units Agreement.

16.6 “Board” means the Company’s Board of Directors, as constituted from time to time.

16.7. “Bonus Award” means Restricted Shares granted in satisfaction of any portion of the annual bonuses payable in Common Shares under any employment agreement between the Company and certain of its officers and under its bonus programs for other Employees.

16.8 “Change in Control,” unless otherwise defined in an Award Agreement, shall mean the occurrence of one or more of the following events that occurs after June 13, 2016:

(a) Change in Board Composition. Individuals who constitute the members of the Board as of the date hereof (the “Incumbent Directors”), cease for any reason to constitute at least a majority of members of the Board; provided that any individual becoming a director of the Company subsequent to the date hereof shall be considered an Incumbent Director if such individual’s appointment, election or nomination was approved by a vote of at least 50% of the Incumbent Directors; provided further that any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or contests by or on behalf of a “person” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director;

(b) Business Combination. Consummation of (i) a reorganization, merger, consolidation, share exchange or other business combination involving the Company or any of its subsidiaries or the disposition of all or substantially all the assets of the Company, whether in one or a series of related transactions, or (ii) the acquisition of assets or stock of another entity by the Company (either, a “Business Combination”), excluding, however, any Business Combination pursuant to which: (A) individuals who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act), respectively, of the then outstanding shares of common stock of the Company (the “Outstanding Stock”) and the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Company (the “Outstanding Company Voting Securities”) immediately prior to such Business Combination beneficially own, upon consummation of such Business Combination, directly or indirectly, more than 50% of the then outstanding shares of common stock (or similar securities or interests in the case of an entity other than a corporation) and more than 50% of the combined voting power of the then outstanding securities (or interests) entitled to vote generally in the election of directors (or in the selection of any other similar governing body in the case of an entity other than a corporation) of the Surviving Corporation (as defined below) in substantially the same proportions as their ownership of the Outstanding Stock and Outstanding Company Voting Securities, immediately prior to the consummation of such Business Combination (that is, excluding any outstanding voting securities of the Surviving Corporation that such beneficial owners hold immediately following the consummation of the Business Combination as a result of their ownership prior to such consummation of voting securities of any company or other entity involved in or forming part of such Business Combination other than the Company); (B) no person (other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or any of its subsidiaries or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company) or group (as such term is defined in Rule 13d-3 under the Exchange Act) becomes the beneficial owner of 50% or more of either (x) the then outstanding shares of common stock (or similar securities or interests in the case of an entity other than a corporation) of the Surviving Corporation, or (y) the combined voting power of the then outstanding securities (or interests) entitled to vote generally in the election of directors (or in the selection of any other similar governing body in the case of an entity other than a corporation); and (C) individuals who were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination constitute at least a majority of the members of the board of directors (or of any similar governing body in the case of an entity other than a corporation) of the Surviving Corporation; where for purposes of this subsection (b), the term “Surviving Corporation” means the entity resulting from a Business Combination or, if such entity is a direct or indirect subsidiary of another entity, the entity that is the ultimate parent of the entity resulting from such Business Combination;

(c) Stock Acquisition. Any person (other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or any of its subsidiaries or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company) or group becomes the beneficial owner of 50% or more of either (x) the Outstanding Stock or (y) the Outstanding Company Voting Securities; provided, however, that for purposes of this subsection (c) no Change in Control shall be deemed to have occurred as a result of any acquisition directly from the Company; provided, further, however, no Change in Control shall be deemed to have occurred under this subsection (c) if such acquisition would not have been a Change in Control under subsection (b) above; or

(d) Liquidation. Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company (or, if no such approval is required, the consummation of such a liquidation or dissolution).

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

16.9 “Code” means the Internal Revenue Code of 1986, as amended.

16.10 “Committee” means the Compensation Committee of the Board, except as otherwise described in Article 2.

16.11 “Common Share” means one share of the common stock of the Company.

16.12 “Company” means SAExploration Holdings, Inc., a Delaware corporation.

16.13 “Covered Employee” means an Employee who is a “covered employee” within the meaning of Section 162(m)(3) of the Code or any successor to such statute and regulation.

16.14 “Daily VWAP” means, as of any date, the dollar volume-weighted average price of the Common Shares on the Principal Market during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of the Common Shares in the over-the-counter market on the electronic bulletin board for the Common Shares during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for the Common Shares by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for the Common Shares as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.); provided, however, that if
Daily VWAP cannot be calculated for the Common Shares on such date on any of the foregoing bases, the Daily VWAP on such date shall be the fair market value as determined by an independent appraiser selected in good faith by the Committee. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

16.15 “Director” means a member of the Company’s Board.

16.16 “Employee” means a common-law employee of the Company, a Parent, a Subsidiary, or an Affiliate.

16.17 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

16.18 “Executive Officer” means an officer of the Company who is considered an executive officer under Section 16 of the Exchange Act.

16.19 “Exercise Price,” in the case of an Option, means the amount for which one Common Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Common Share in determining the amount payable upon exercise of such SAR.

16.20 “Fair Market Value” means unless otherwise required by any applicable provision of the Code or any regulations thereunder or by any applicable accounting standard for the Company’s desired accounting for Awards, a price that is based on the opening, closing, actual, high, low or average selling prices, including, Daily VWAP, of a Common Share on the established securities market (within the meaning of Treasury Regulation § 1.409A-1(k)) on which the Common Shares are then readily tradable, on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, including VWAP (within not more than 30 days before and not more than 30 days after the applicable valuation date, and provided that any such averaging shall be in accordance with the provisions of Treasury Regulation § 1.409A-1(b)(5)(iv)(A)), as determined by the Committee in its discretion. In the event that the Common Shares are not readily tradable on an established securities market (within the meaning of Treasury Regulation § 1.409A-1(k)), the Fair Market Value shall be determined by the Committee by reasonable application of a reasonable method, taking into account factors under Treasury Regulation § 1.409A-1(b)(5)(iv)(B) as the Committee deems appropriate. In all cases, Fair Market Value shall be determined in accordance with Treasury Regulation § 1.409A-1(b)(5)(iv). Such definition(s) of Fair Market Value may differ depending on whether Fair Market Value is in reference to the grant, exercise, vesting, settlement or payout of an Award. The Committee’s determination shall be conclusive and binding on all persons.

16.21 “ISO” means a stock option that is intended to qualify as an “incentive stock option” described in Section 422 of the Code or any successor provision.

16.22 “Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act or any successor to such regulation.

16.23 “NSO” means a stock option not described in Sections 422 or 423 of the Code.

16.24 “Option” means an ISO or NSO granted under the Plan and entitling the holder to purchase Common Shares.

16.25 “Optionee” means an individual or estate holding an Option or SAR.

16.26 “Original Plans” means (a) the 2013 Non-Employee Director Incentive Plan, and (b) the 2016 Long-Term Incentive Plan.

16.27 “Outside Director” means a Director who is an “outside director” within the meaning of Section 162(m) of the Code and Treasury Regulations Section 1.162-27(e)(3) or any successor to such statute and regulation.

16.28 “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

16.29 “Participant” means an individual or estate holding an Award.

16.30 “Performance Cash Award” means an Award of an amount of cash under the Plan, subject to the provisions of Article 10.

16.31 “Performance Cash Award Agreement” means the agreement between the Company and the recipient of a Performance Cash Award that contains the terms, conditions and restrictions pertaining to such Performance Cash Award.

16.32 “Plan” means this SAExploration Holdings, Inc. Amended and Restated 2016 Long-Term Incentive Plan, as amended from time to time.

16.33 “Principal Market” means the principal securities exchange or securities market on which the Company’s Common Shares are then traded.

16.34 “Qualified Performance-Based Award” means any Award of Restricted Shares, Stock Units or Performance Cash Awards, or portion of such Award, to a Covered Employee that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

16.35 “Restricted Share” means a Common Share awarded under the Plan.

16.36 “Restricted Shares Agreement” means the agreement between the Company and the recipient of a Restricted Share that contains the terms, conditions, and restrictions pertaining to such Restricted Share.

16.37 “SAR” means a stock appreciation right granted under the Plan.

16.38 “SAR Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions, and restrictions pertaining to his or her SAR.

16.39 “Service” means service as an Employee, provided that the Committee may, in determining a Participant’s satisfaction of any vesting or similar requirement, in its discretion as it may choose to exercise from time to time with respect to any Participant or Participants, aggregate with an Employee’s service as an employee his or her service as an independent contractor (including as a Company Director).

16.40 “Stock Option Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions, and restrictions pertaining to his or her Option.

16.41 “Stock Unit” means a bookkeeping entry representing the equivalent of one Common Share, as awarded under the Plan, and representing the right, upon the satisfaction of certain conditions, to receive a Common Share, or cash equal to the value of a Common Share.

16.42 “Stock Units Agreement” means the agreement between the Company and the recipient of a Stock Unit that contains the terms, conditions, and restrictions pertaining to such Stock Unit.

16.43 “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

16.44 “VWAP” means the average of the Daily VWAP for each day during the 30-day period.

ARTICLE 17 STOCK-BASED AWARDS IN SUBSTITUTION FOR OPTIONS OR AWARDS GRANTED BY OTHER COMPANY.

Notwithstanding anything in this Plan to the contrary:

17.1 Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The Awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

17.2 In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under the Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

17.3 Any Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 17.1 or 17.2 above will not reduce the Common Shares available for issuance or transfer under the Plan or otherwise count against the limits contained in this Plan. In addition, no Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 17.1 or 17.2 above will be added to the aggregate plan limit contained in Article 3 of the Plan.

ARTICLE 18 EXECUTION.

To record the adoption of the Plan effective May 4, 2017, the Company has caused its duly authorized officer to execute this document in the name of the Company.

SAEXPLORATION HOLDINGS, INC.
By:
Name: Brent Whiteley
Title: Secretary

APPENDIX A
Performance Criteria for Restricted Shares, Stock Units, and Performance Cash Awards

The Committee may establish award and/or vesting targets derived from all or any of the criteria set forth below, in any combination, which may be (i) described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of one or more of the Subsidiaries, divisions, departments, regions, functions or other organizational units within the Company or its Subsidiaries; (ii) made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies; and (iii) made relative to an index or one or more of the performance objectives themselves, when it makes Awards of Restricted Shares, Stock Units, or Performance Cash Awards on the basis of performance. The Committee may grant awards subject to all or any of the criteria that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. The performance targets applicable to any Qualified Performance-Based Award to a Covered Employee will be based on one or more, or a combination, of the criteria set forth below.

(a)	Revenue (or any sub-component thereof);

(b)	Revenue growth;

(c)	Operating costs;

(d)	Operating margin as a percentage of revenue;

(e)	Earnings before interest, taxes, depreciation, and amortization;

(f)	Earnings before income taxes;

(g)	Net operating profit after taxes;

(h)	Net income;

(i)	Net income as a percentage of revenue;

(j)	Free cash flow;

(k)	Earnings per Common Share;

(l)	Net operating profit after taxes per Common Share;

(m)	Free cash flow per Common Share;

(n)	Return on net assets employed before interest and taxes;

(o)	Return on equity, investment, invested capital, net capital employed, assets, or net assets;

(p)	Total stockholder return or relative total stockholder return (as compared with a peer group of the Company);

(q)	Safety performance metrics, including relative to industry standards; or

(r)	Strategic team goals.

In the case of a Qualified Performance-Based Award, each performance target will be objectively determinable to the extent required under Section 162(m) of the Code, and, unless otherwise determined by the Committee and to the extent consistent with Code Section 162(m), will exclude the effects of certain designated items identified at the time of grant. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the performance targets unsuitable, the Committee may in its discretion modify such performance targets or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award (other than in connection with a Change in Control) where such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the performance targets or minimum acceptable level of achievement with respect to such Covered Employee. Subject to the foregoing, and to the extent not inconsistent with Section 162(m) of the Code, the Committee shall adjust the results under any performance criteria to exclude any of the following events, or any similar that occurs during a performance measurement period: (a) asset write-downs; (b) litigation, claims, judgments or settlements; (c) the effect of changes in tax law, accounting principles or periods, or other such laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) fluctuations in foreign exchange rates; and (f) any extraordinary, unusual, or nonrecurring items.

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